Exhibit 10.1

PLX Technology Inc. Severance Plan For Executive Management

The Board of Directors of PLX Technology Inc., a Delaware corporation (the “Company”), has determined that it is in the best interests of the Company and its stockholders to secure the continued services, dedication, and objectivity of certain officers and employees of the Company in the United States without concern as to whether such officers or employees might be hindered or distracted by personal uncertainties and risks in connection with a Change of Control.  To encourage the full attention and dedication to the Company by such officers and employees, the Board of Directors of the Company has adopted this PLX Severance Plan for Executive Management (the “Plan”).

1.	Definitions

As used in this Plan, the following terms shall have the respective meanings set forth below:

a.	“Administrator” means the person(s) designated by the Board as the administrator of this Plan.

b.	“Base Salary” means the Participant’s annual rate of base salary in effect immediately prior to the Effective Date.

c.	“Board” means the Board of Directors of the Company.

d.
“Cause” means (1) the willful and deliberate failure by a Participant to perform his or her duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such failure, (2) willful misconduct by a Participant which is demonstrably and materially injurious to the business or reputation of the Company, or (3) a Participant’s conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude.  The Company must notify such Participant that it believes “Cause” has occurred within ninety (90) days of its knowledge of the event or condition constituting Cause or such event or condition shall not constitute Cause hereunder.

e.	“Change of Control” means the occurrence of any one of the following events:

(i)
A transaction or series of transactions (other than an offering of the Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)
During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 1e(i) or Section 1e(iii) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)
The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

a.
Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

b.
After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1e(iii)b as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

f.	“Code” means the Internal Revenue Code of 1986, as amended.

g.	“Company” means PLX Technology Inc., a Delaware corporation, and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law, or otherwise.

h.	“Effective Date” means the date on which a Change of Control occurs.

i.	“Equity Plan” means the Company 2008 Equity Incentive Plan, as amended from time to time.

j.
“Good Reason” means the occurrence of any of the following which occurs during the Termination Period without the Participant’s express written consent: (i) material diminution in the Participant’s authority, duties or responsibilities, causing the Participant’s position to be of materially lesser rank or responsibility within the Company (including, without limitation, in the case of a Participant who reports directly to the Chief Executive Officer of the Company immediately prior to the Effective Date, if, after the Effective Date, the Participant no longer reports directly to the Chief Executive Officer of a public company); (ii) a material decrease in the Participant’s Base Salary or  (iii) the  relocation of the Participant’s principal location of work to a location that is in excess of 35 miles from such location immediately prior to the Effective Date.

A Participant’s Qualifying Termination shall not be considered to be for Good Reason unless (A) within ninety (90) days after the initial existence of the applicable event or condition that is purported to give rise to a basis for termination for Good Reason, the Participant provides written notice of the existence of such event or condition to the Company, (B) such event or condition is not cured within thirty (30) days after the date of the written notice from the Participant to the Company, and (C) the Participant terminates employment no later than thirty (30) days after the expiration of the applicable cure period.

k.	“Participant” means certain executive officers of the Company as specified by the Board and set forth in Attachment A hereto.

l.	“Plan” means this PLX Technology Inc. Severance Plan for Executive Management as set forth herein and as amended from time to time.

m.
“PLX Equity Award” means an award granted to a Participant under the Equity Plan that is assumed or substituted by a successor entity in connection with a Change of Control and the vesting of which award is not otherwise accelerated in connection with the Change of Control (it being understood, for the avoidance of doubt, that the vesting of PLX Equity Awards that are not assumed or substituted by the successor corporation shall accelerate in accordance with the provisions of the Equity Plan).

n.
“Qualifying Termination” means the termination of a Participant’s employment (i) by the Company other than for Cause or (ii) by a Participant for Good Reason, which termination occurs during a Termination Period (or, if the applicable cure period described in Section j above expires following the last day of the Termination Period, on or prior to the last day of the expiration of the cure period).

o.	“Separation Benefit” means the benefit payable in accordance with Section 2a. of this Plan.

p.	“Termination Period” means, with respect to the occurrence of a Change of Control, the period of time beginning with the Effective Date and ending on the two-year anniversary of the Effective Date.

q.
“Variable Compensation” means the Participant’s target variable compensation position target for the annual performance period in effective as of the Effective Date under the Company’s annual variable compensation plan.

2.	Payments and Benefits Upon Termination of Employment

a.	Upon a Qualifying Termination, a Participant shall be entitled to receive:

(i)
All accrued compensation, including (a) all salary, commissions, amounts under accrued variable compensation or other plans, accrued but unused vacation or paid time off earned but unused through the date of the Participant’s termination of employment; (b) reimbursement of all business expenses incurred by the Participant in connection with the business of the Company prior to his or her termination of employment within ten (10) business days of submission, within thirty (30) days following the Participant’s termination of employment, or proper expenses reports of all expenses; (c) the benefits, if any, under any Company retirement plan, nonqualified deferred compensation plan or stock-based compensation plan or agreement, health benefits plan or other Company benefit plan to which the Participant may be entitled pursuant to the terms of such plans or agreements.

(ii)	A single lump sum payment equal to the percent of the sum of Participant’s Base Salary and Variable Compensation shown below;

(iii)
If the Participant timely elects to continue Participant’s medical, dental, and visions benefits under COBRA (including, if applicable, continuation of coverage for the Participant’s spouse and dependents), then, the Company will pay the entire amount of the monthly premium under COBRA under the Company’s group plans for active employees and their dependents, if applicable, for the period shown below.  At the end of any Company-paid period of COBRA coverage, the Participant may, at his own expense, continue COBRA coverage for the remainder of the period for which the Participant is eligible; and

(iv)	Vesting and immediate exercisability, if the equity award is in the form of an exercisable right, of any PLX Equity Awards and any other outstanding stock options or other equity awards held by the Participant on the date of the Qualifying Termination per the schedule set forth below.

CEO	150% of Base Salary Prorated variable compensation at position target 18 Months of Benefits 24 Months Accelerated Vesting of Stock Options and other Equity Awards

Other Executive Officers	100% of Base Salary Prorated variable compensation at position target 12 Months of Benefits 24 Months of Accelerated Vesting of Stock Options and other Equity Awards

b.
The payments provided in Section 2(a)(i) shall be paid immediately upon the Participant’s termination, unless otherwise indicated therein.  The lump sum payments of amounts due a Participant pursuant to Section 2(a)(ii) shall be payable within ten (10) working days following the Participant’s termination.

c.
The Separation Benefits shall be payable in addition, and not in lieu of, all other accrued compensation described in Section 2(a)(i) above; provided, however, that any Separation Benefit a Participant is entitled to hereunder shall be reduced by the amount of any cash payments in the nature of separation allowance, severance pay, or “notice” pay which the Company is required to pay such Participant upon termination of employment pursuant to any applicable law or other severance program or arrangement.  For this purpose, unemployment compensation benefits shall not reduce the Separation Benefit hereunder.  In no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this plan or any other plan) in violation of Section 409A of the Code and applicable guidance thereunder (“Section 409A”).

d.
Notwithstanding anything contained in this Plan to the contrary, to the maximum extent permitted by applicable law, amounts payable and benefits provided to a Participant pursuant to Section 2 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (Separation Pay Plans) or Treasury Regulation Section 1.409A-1(b)(4) (Short-Term Deferrals) or any other exception from Section 409A permitted under applicable guidance.  For this purpose each installment or monthly payment or benefit to which Participant is entitled under Section 2 shall be considered a separate and distinct payment.  In addition, for purposes of the Plan, if any amounts or benefits to be paid or provided under the Plan are considered to be nonqualified deferred compensation subject to Section 409A then (i) no such amounts or benefits shall be payable or provided unless the Participant’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) and (ii) if the Participant is deemed at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then no amounts or benefits that are nonqualified deferred compensation shall be paid or provided to the Participant until the first day of the seventh month following the Participant’s separation from service or, if earlier, the date of the Participant’s death, to the extent such delayed payment is required to avoid a prohibited distribution under Code Section 409A(a)(2), or any successor provision thereof.

3.
Confidentiality.  The Severance Benefits are expressly conditioned upon Participant’s agreement not to, directly or indirectly, disclose or utilize any trade secrets or confidential information of the Company, and the provision of such Separation Benefits shall immediately cease in the event of the Participant’s violation of the provisions of this Section 3.

4.	Withholding Taxes. The Company may withhold from all payments or benefits due hereunder all taxes which, by applicable federal, state, local or other law, it is required to withhold therefrom.

5.	Federal Excise Tax Under Section 4999 of the Code.

a.
Treatment of Excess Parachute Payments.  In the event that any benefits payable to a Participant pursuant to this Plan (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Participant’s Payments hereunder shall be either (a) provided to the Participant in full, or (b) provided to the Participant as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.  In the event of a reduction of benefits hereunder, the Accountants (as defined below) shall determine which benefits shall be reduced so as to achieve the principle set forth in the preceding sentence.  In no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this plan or any other plan) in violation of Section 409A.

b.
Determination of Amounts.  All computations and determinations called for by this Section 5 shall be promptly determined and reported in writing to the Company and the Participant by independent public accountants or other independent advisors selected by the Company and reasonably acceptable to the Participant (the “Accountants”), and all such computations and determinations shall be conclusive and binding upon the Participant and the Company.  For the purposes of such determinations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determinations.  The Company shall bear all fees and expenses charged by the Accountants in connection with such services.

c.
Potential Further Reduction of Benefits.  If, notwithstanding any reduction described in Section 5, the IRS determines that a Participant is liable for the Excise Tax as a result of the receipt of any payments made pursuant to this Plan, then the Participant shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Participant challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.”  The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Participant’s net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such benefits) shall be maximized.  The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in the Participant’s net after-tax proceeds with respect to the Payments being maximized.  If the Excise Tax is not eliminated pursuant to this Section 5, the Participant shall pay the Excise Tax.

d.
Potential Increase in Benefits.  Notwithstanding any other provision of this Section 5, if (i) there is a reduction in the payments to a Participant as described in this Section 5, (ii) the IRS later determines that the Participant is liable for the Excise Tax, the payment of which would result in the maximization of the Participant’s net after-tax proceeds (calculated as if the Participant’s benefits had not previously been reduced), and (iii) the Participant pays the Excise Tax, then the Company shall pay to the Participant those payments which were reduced pursuant to this Section 5, within thirty (30) days after the Participant pays the Excise Tax so that the Participant’s net after-tax proceeds with respect to the payment of the Payments are maximized.

6.
Reimbursement of Expenses and Settlement of Disputes.  If any contest of dispute shall arise under this Plan involving termination of a Participant’s employment or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse such Participant, on a current basis, for all reasonable legal fees and expenses, if any, reasonably incurred by such Participant in connection with such contest or dispute (to the extent the Participant prevails in such contest or dispute), provided, that, if the contest or dispute is not in good faith, such Participant shall be obligated to return to the Company such reimbursed fees and expenses.  All disputes hereunder shall be settled exclusively by arbitration in the State of California.  Judgment may be entered on the arbitration award in any court having jurisdiction. The Company shall bear all costs and expenses in connection with the retention of the arbitration panel for any proceeding.

7.	Termination or Amendment of Plan.

a.	Subject to Section 6b below, this Plan shall be in effect as April 30, 2012.

b.
The Board shall have the right at any time prior to a Change of Control, in its sole discretion, to terminate or amend the Plan, which right includes, but is not limited to the right to add any person to the Plan as a Participant or to remove any person from the Plan as a Participant.  In no event shall this Plan be terminated or amended following a Change of Control in any manner which would adversely affect the rights or potential rights of a Participant (or his or her dependents) under this Plan with respect to such Change of Control; provided, however, that the Board may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.

8.	Successors.

c.
This Plan shall not be terminated by any merger, consolidation, share exchange, or similar event involving the Company whereby the Company is or is not the surviving or resulting entity.  In the event of any merger, consolidation, share exchange or similar event, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which the Company’s assets are transferred.

d.
Concurrently with any merger, consolidation, share exchange or sale, lease or transfer of all or substantially all of its assets, the Company will cause any successor or transferee unconditionally to assume all of the obligations of the Company hereunder.

e.
This Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, and legatees.  If a Participant shall die while any amounts are payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s estate.

9.
No Mitigation or Offset.  The obligation of the Company to provide a Participant with the Severance Benefits and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against such Participant or others.  In no event shall a

Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not such Participant obtains other employment, except as specifically provided herein.

10.
Governing Law; Law Validity.  The interpretation, construction and performance of this Plan shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to the principle of conflicts of laws.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.

11.	Administration. The Plan shall be administered by the Administrator

a.
The Administrator may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.  The Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.  The Plan is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan.  The functions of any such persons engaged by the Plan Administrator will be limited to the specified services and duties for which they are engaged, and such persons will have no other duties, obligations or responsibilities under the Plan.  Such persons will exercise no discretionary authority or discretionary control respecting the management of the Plan.  All reasonable expenses thereof will be borne by the Company.

Following the occurrence of a Change of Control, the Company may not remove from office the individual or individuals who served as Administrator immediately prior to the Change of Control; provided, however, if any such individual ceases to be affiliated with the Company, the Company may appoint another individual or individuals as Plan Administrator so long as the substitute Administrator consists solely of an individual or individuals who (a) were officers of the Company immediately prior to the Change of Control, (b) were directors of the Company immediately prior to the Change of Control and are not affiliated with the acquiring entity in the Change of Control or (c) were selected or approved in writing by an officer or director described in clause (a) or (b).

12.	Notices

a.	General. For purposes of this Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:

(a)           if to the Company:

PLX Technology, Inc.

870 W. Maude Ave.

Sunnyvale, CA  94085

(b)           if to the Participant, at the home address which the Participant most recently communicated to the Company in writing.

Either party may provide the other with notices of change of address, which shall be effective upon receipt.

Notice of Termination.  Any termination by the Company of the Participant’s employment or any resignation by the Participant that is a Qualifying Termination shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 12a above.  Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.

13.	Miscellaneous.

a.
The Company shall not be required to fund or otherwise segregate assets to be used for the payment of any benefits under the Plan.  The Company shall make such payments only out of its general corporate funds, and therefore its obligation to make such payments shall be subject to any claims of its other creditors.

b.
This Plan does not constitute a contract of employment or impose on the Company any obligation to retain a Participant as an officer or employee (as the case may be), to retain a Participant as a Participant (prior to a Change of Control), not change the status of a Participant’s employment, or not to change the policies of the Company regarding termination of employment.

c.
No rights of any Participant (or beneficiary) to payments of any amounts under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by the laws of descent and distribution.  No right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.

d.
Unless the Company specifically provides otherwise, any benefits payable under this Plan shall not be taken into account for purposes of determining benefits payable to a Participant under any other benefit plan or program.

e.	The Company’s obligations hereunder shall be subject to all applicable laws, and the Separation Benefit and other benefits payable hereunder may be adjusted to comply with any such laws.

f.
If any provision of this Plan is determined to be invalid, illegal or unenforceable, the remaining provisions of this Plan will not affect any other provisions hereof, and this Plan will be construed and enforced as if such provisions had not been included.

Attachment A

PLX Technology Inc. Severance Plan For Executive Management

Participants

Name	Title

Ralph Schmitt	CEO

Sridhar Begur	Executive officer
Larry Chisvin	Executive officer
John Dring	Executive officer
Michael Grubisich	Executive officer
Vijay Meduri	Executive officer
David Raun	Executive officer
Lamar Schaeffer	Executive officer
Arthur Whipple	Executive officer